Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Jill Peters
(818) 871-3000
investorrelations@thecheesecakefactory.com

THE CHEESECAKE FACTORY REPORTS RESULTS FOR

SECOND QUARTER OF FISCAL 2012

Company Announces Initiation of Cash Dividend

Calabasas Hills, CA — July 25, 2012 — The Cheesecake Factory Incorporated (NASDAQ: CAKE) today reported financial results for the second quarter of fiscal 2012, which ended on July 3, 2012.

Total revenues were $454.7 million in the second quarter of fiscal 2012 as compared to $430.7 million in the prior year second quarter.  Net income and diluted net income per share were $28.4 million and $0.52, respectively.

In the second quarter of fiscal 2012, the Company realized $0.4 million in proceeds from a variable life insurance contract, which the Company uses to support its non-qualified deferred compensation plan.  This item is non-taxable and increased reported diluted net income per share by approximately $0.01.  Excluding this item, net income and diluted net income per share were $28.0 million and $0.51, respectively.

Operating Results

Comparable restaurant sales at The Cheesecake Factory and Grand Lux Cafe increased 1.7% in the second quarter of fiscal 2012.  By concept, comparable restaurant sales grew 2.1% at The Cheesecake Factory and declined 2.9% at Grand Lux Cafe.

“We continue to take market share and maintain our outperformance relative to the industry with respect to comparable restaurant sales, particularly growth in guest traffic.  We have long said that our focus on menu innovation and quality, as well as high levels of hospitality, set us apart from others in casual dining and represent our biggest sales drivers.  Once again, we demonstrated that we are focused on the right areas to drive sales, and we continue to hold a leadership position in these areas,” said David Overton, Chairman and CEO.

“Our financial performance was strong across our key metrics, including significantly higher restaurant-level margins, compared to last year.  As a result, we delivered earnings per share growth of over 20 percent in the second quarter, solidly above our targeted range,” continued Overton.

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

Capital Allocation

The Company also announced today that its Board of Directors approved the initiation of a cash dividend to its shareholders. A quarterly dividend of $0.12 per share will be paid on August 21, 2012 to shareholders of record at the close of business on August 8, 2012.  On an annualized basis, the Company’s dividend payment equates to a payout of approximately 25 percent of its full-year net income.  Future dividends will be subject to Board approval.

“We are confident in the strength of our business, operationally and financially.  As a result, we are taking a very positive step in our commitment to increase shareholder value by paying a dividend, with the objective of increasing it over time,” continued Overton.

The Company repurchased 543,502 shares of its common stock at a cost of approximately $16.7 million during the second quarter of fiscal 2012.  Year-to-date, the Company repurchased 1,899,649 shares of its common stock at a total cost of approximately $57.5 million.

The Company continues to expect that it will return approximately $100 million in free cash flow to shareholders in fiscal 2012 through share repurchases.  Dividend payments will represent an incremental return of capital to shareholders in fiscal 2012.

“Our business is healthy, stable and predictable.  We generate a substantial amount of cash, which allows us to continue investing in the profitable growth of our concepts while simultaneously returning a meaningful amount of cash to our shareholders,” concluded Overton.

Conference Call and Webcast

A conference call to review the Company’s results for the second quarter of fiscal 2012 will be held today at 2:30 p.m. Pacific Time.  The conference call will be broadcast live over the Internet and a replay will be available shortly after the call and continue through August 25, 2012.  To listen to the conference call, please go to the Company’s website at www.thecheesecakefactory.com at least 15 minutes prior to the start of the call to register and download any necessary audio software. Click on the “Investors” link on the home page and select the conference call link at the top of the page.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1978 with the introduction of its namesake concept.  The Company operates 173 full-service, casual dining restaurants throughout the U.S., including 158 restaurants under The Cheesecake Factory® mark; 14 restaurants under the Grand Lux Cafe® mark; and one restaurant under the RockSugar Pan Asian Kitchen® mark.  The Company also operates two bakery production facilities in Calabasas Hills, CA and Rocky Mount, NC that produce over 70 varieties of quality cheesecakes and other baked products.  To learn more about the Company, visit www.thecheesecakefactory.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements, including uncertainties related to: the Company’s ability to continue to increase its market share and outperform the industry; introduce innovative new menu items and maintain high levels of service to increase its comparable restaurant sales and guest traffic levels in its restaurants; the Company’s ability to deliver financial results within or above the range that it has publicly disclosed; the Company’s ability to continue to generate the necessary cash flows to fund its new restaurant growth, continue its share repurchase program and pay a quarterly cash dividend; factors outside of the Company’s control that impact consumer confidence and spending; current and future macro national and regional economic and credit market conditions; changes in national and regional unemployment rates; the economic health of the Company’s landlords and other tenants in retail centers in which its restaurants are located; the economic health of suppliers, vendors and other third parties providing goods or services to the Company; adverse weather conditions in regions in which the Company’s restaurants are located; factors that are under the control of government agencies, landlords and other third parties; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), as set forth below.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements.  Forward-looking statements speak only as of the dates on which they are made and the Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by securities laws.  Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC, which are available at www.sec.gov.

The Cheesecake Factory Incorporated and Subsidiaries

Consolidated Financial Statements

(unaudited; in thousands, except per share and statistical data)

	13 Weeks Ended		13 Weeks Ended		26 Weeks Ended		26 Weeks Ended
	July 3, 2012		June 28, 2011		July 3, 2012		June 28, 2011
Consolidated Statements of Income	Amounts	Percent of Revenue	Amounts	Percent of Revenue	Amounts	Percent of Revenue	Amounts	Percent of Revenue
Revenues	$454,749	100.0%	$430,746	100.0%	$890,503	100.0%	$849,511	100.0%
Costs and expenses:
Cost of sales	111,019	24.4%	109,924	25.5%	218,617	24.5%	214,588	25.3%
Labor expenses	146,086	32.1%	139,469	32.4%	289,066	32.5%	276,967	32.6%
Other operating costs and expenses	108,870	23.9%	103,392	24.0%	214,758	24.1%	206,666	24.3%
General and administrative expenses	26,278	5.8%	24,208	5.6%	54,943	6.2%	48,473	5.7%
Depreciation and amortization expenses	18,509	4.1%	17,483	4.1%	36,807	4.1%	34,936	4.1%
Preopening costs	3,017	0.7%	1,108	0.2%	5,123	0.6%	2,868	0.3%
Total costs and expenses	413,779	91.0%	395,584	91.8%	819,314	92.0%	784,498	92.3%
Income from operations	40,970	9.0%	35,162	8.2%	71,189	8.0%	65,013	7.7%
Interest and other (expense)/income, net	(838)	(0.2)%	(1,094)	(0.3)%	(1,986)	(0.2)%	(2,496)	(0.3)%
Income before income taxes	40,132	8.8%	34,068	7.9%	69,203	7.8%	62,517	7.4%
Income tax provision	11,733	2.6%	9,320	2.2%	20,082	2.3%	17,313	2.1%
Net income	$28,399	6.2%	$24,748	5.7%	$49,121	5.5%	$45,204	5.3%

Basic net income per share	$0.53		$0.44		$0.92		$0.79
Basic weighted average shares outstanding	53,155		56,554		53,417		57,517

Diluted net income per share	$0.52		$0.42		$0.89		$0.76
Diluted weighted average shares outstanding	55,091		58,595		55,376		59,543

Selected Segment Information
Revenues:
Restaurants	$442,919		$416,549		$867,921		$823,452
Bakery	30,154		28,110		56,327		53,947
Intercompany bakery sales	(18,324)		(13,913)		(33,745)		(27,888)
	$454,749		$430,746		$890,503		$849,511

Income from operations:
Restaurants	$64,396		$56,621		$119,920		$108,518
Bakery	1,986		1,885		3,796		2,885
Corporate	(25,412)		(23,344)		(52,527)		(46,390)
	$40,970		$35,162		$71,189		$65,013

Selected Consolidated Balance Sheet Information	July 3, 2012	January 3, 2012
Cash and cash equivalents	$48,416	$48,211
Total assets	1,012,752	1,022,570
Total liabilities	451,993	479,817
Stockholders’ equity	560,759	542,753

	13 Weeks Ended	13 Weeks Ended	26 Weeks Ended	26 Weeks Ended
Supplemental Information	July 3, 2012	June 28, 2011	July 3, 2012	June 28, 2011
Comparable restaurant sales percentage change	1.7%	2.1%	2.0%	1.8%
Restaurants opened during period	1	—	2	1
Restaurants open at period-end	172	164	172	164
Restaurant operating weeks	2,225	2,132	4,437	4,258

Reconciliation of Non-GAAP Results to GAAP Results

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) in this press release, the Company is providing non-GAAP measurements which present the second quarter and year-to-date fiscal 2012 net income and diluted net income per share excluding the impact from a certain item.  Additional detail regarding this item can be found on the first page of this press release.

The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.  The Company believes that the presentation of these items provides additional information to facilitate the comparison of past and present financial results.

	13 Weeks Ended		26 Weeks Ended
	July 3, 2012	June 28, 2011	July 3, 2012	June 28, 2011
	(unaudited; in thousands, except per share data)
Net income (GAAP)	$28,399	$24,748	$49,121	$45,204
After-tax impact from:
- Proceeds from variable life insurance contract (1)	(419)	—	(419)	—
Net income (non-GAAP)	$27,980	$24,748	$48,702	$45,204

Diluted net income per share (GAAP)	$0.52	$0.42	$0.89	$0.76
After-tax impact from:
- Proceeds from variable life insurance contract	(0.01)	—	(0.01)	—
Diluted net income per share (non-GAAP)	$0.51	$0.42	$0.88	$0.76

(1)         This item is non-taxable and is recorded in interest and other (expense)/income, net.

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